EXHIBIT 8

                STATE REGULATORY COMMISSION DECISIONS OR ANALYSES

During the period from April 1, 2000 through June 30, 2000 there were no state regulatory commission decisions or analyses issued which addressed the effect of the factoring of AEP system accounts receivable rates.